Exhibit 9(c)4


              [CHARTER NATIONAL LIFE INSURANCE COMPANY LETTERHEAD]


                                  June 30, 1991

Scudder Variable Life Investment Fund
175 Federal Street
Boston, Massachusetts 02110
ATTN:   David B. Watts

Gentlemen:

      Reference is made to Section 2 Capital Contribution, of the Participation Agreement between Scudder Variable Life Investment Fund (the "Fund") and Charter National Life Insurance Company ("Charter"), as revised September 29, 1988 (the "Agreement").

      Both parties hereby agree that within sixty days after the end of the fiscal year December 31, 1991, Charter will make the required capital contribution to the Fund in respect of each Portfolio for such fiscal year; thereafter, effective January 1, 1992, Charter shall discontinue payment of capital contribution in respect of each Portfolio as defined in paragraph (c) of
Section 1 of the above referenced Agreement.

      All other provisions of the Agreement remain unchanged.

      The foregoing represents the understanding of this amendment.


Charter National Life Insurance Company


By: /s/ Charles M. Butts, Jr.
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    Charles M. Butts, Jr.

Scudder Variable Life Investment Fund


By: /s/ David B. Watts
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